================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            CORPORATE EXPRESS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------
Notes:

                          [LOGO OF CORPORATE EXPRESS]

                              1 ENVIRONMENTAL WAY
                          BROOMFIELD, COLORADO 80021

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON TUESDAY, JULY 14, 1998

To the Shareholders of Corporate Express, Inc.:

  The 1998 Annual Meeting of Shareholders (the "Annual Meeting") of Corporate Express, Inc., a Colorado corporation (the "Company"), will be held on Tuesday, July 14, 1998, at 9:00 a.m. (local time), at the Courtyard Marriott, 948 West Dillon Road, Louisville, Colorado, for the following purposes:

1. to elect five directors of the Company to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified; and

2. to transact such other business as may properly come before the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

  The Board of Directors has fixed the close of business on Monday, May 18, 1998, as the record date (the "Record Date") for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. A complete list of shareholders entitled to vote at the Annual Meeting will be available, upon written request, for inspection during normal business hours by any shareholder of the Company prior to the Annual Meeting, for a proper purpose, at the Company's Broomfield, Colorado office. Only shareholders of record on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

  A copy of the Company's Annual Report to Shareholders for the fiscal year ended January 31, 1998, a Proxy Statement and a proxy card accompany this notice. These materials are first being sent to shareholders on or about June 5, 1998.

  Shareholders are cordially invited to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, please complete and sign the enclosed proxy card and return it promptly. If you choose, you may still vote in person at the Annual Meeting even though you previously submitted a proxy card.

                                          By Order of the Board of Directors,

                                          [SIGNATURE OF GARY M. JACOBS]
                                          Gary M. Jacobs
                                          Executive Vice President
                                          and Secretary

Broomfield, Colorado
June 5, 1998

                            YOUR VOTE IS IMPORTANT

  YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL HELP THE COMPANY REDUCE THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                            CORPORATE EXPRESS, INC.
                              1 ENVIRONMENTAL WAY
                          BROOMFIELD, COLORADO 80021

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 14, 1998

  This Proxy Statement and the accompanying proxy card are being furnished to the shareholders of Corporate Express, Inc. (the "Company") in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company (the "Board") for use at its 1998 Annual Meeting of Shareholders to be held on Tuesday, July 14, 1998, at 9:00 a.m. (local time), at the Courtyard Marriott, 948 West Dillon Road, Louisville, Colorado, and at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"). This Proxy Statement, the accompanying proxy card and the Company's Annual Report to Shareholders (the "Annual Report") for the fiscal year ended January 31, 1998 ("fiscal 1997"), are being mailed to shareholders on or about June 5, 1998. The Annual Report is not to be considered a part of the Company's proxy solicitation materials.

                           PURPOSE OF ANNUAL MEETING

  At the Annual Meeting, shareholders will be asked: (i) to elect five directors of the Company to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified; and
(ii) to transact such other business as may properly be brought before the Annual Meeting. The Board recommends a vote in favor of (i.e., "FOR") the election of the five nominees for directors of the Company listed below.

                           QUORUM AND VOTING RIGHTS

  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Only shareholders of record at the close of business on Monday, May 18, 1998 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 108,031,021 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock as of the Record Date are entitled to one vote for each share held.

  All shares of Common Stock represented by properly executed proxies will, unless the proxies have previously been revoked, be voted in accordance with the instructions indicated in the proxies. Directors will be elected by a plurality of the votes cast. If no instructions are indicated, the shares will be voted in favor of (i.e., "FOR") the election of the five nominees for director of the Company listed under "Election of Directors." Abstentions and broker non-votes will have no effect on the result of the vote, although they will count towards the presence of a quorum. Any shareholder executing a proxy has the power to revoke the proxy at any time prior to its exercise. A proxy may be revoked prior to exercise by (a) filing with the Company a written revocation of the proxy, (b) appearing at the Annual Meeting and casting a vote contrary to that indicated on the proxy or (c) submitting a duly executed proxy bearing a later date.

  The cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to shareholders in connection with the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers, directors and regular employees of the Company may solicit proxies by written communication, telephone or telegraph. These persons are to receive no special compensation for any solicitation activities. The Company will reimburse banks, brokers and other persons holding Common Stock in their names, or those of their nominees, for their expenses in forwarding proxy solicitation materials to beneficial owners of Common Stock.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

  The Board currently consists of five members: Jirka Rysavy, Janet A. Hickey, Robert L. King, Mo Siegel and James P. Argyropoulos. The Board proposes that the five current directors, listed below as nominees, be elected as directors of the Company to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. Directors will be elected by a plurality of the shares present and voting at the Annual Meeting. Unless contrary instructions are given, the proxies will be voted for the nominees listed below. It is expected these nominees will serve but, if for any unforeseen reason any of them should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given.

  The names of the nominees, their ages, the years in which they began serving as directors, and positions are set forth below.

   NOMINEE                 AGE DIRECTOR SINCE POSITION
   -------                 --- -------------- --------
   Jirka Rysavy..........   44      1986      Chairman of the Board and
                                               Chief Executive Officer
   Janet A. Hickey.......   53      1991      Director
   Robert L. King........   47      1993      President, Chief Operating Officer
                                               and Director
   Mo Siegel.............   48      1996      Director
   James P. Argyropoulos.   54      1997      Director

  Mr. Rysavy has been Chairman of the Board and Chief Executive Officer since 1986. In addition to founding the Company's business in 1986, Mr. Rysavy has been responsible for the Company's strategic vision, planning and direction.

  Ms. Hickey has served as a director of the Company since December 1991. Ms. Hickey is a General Partner of the Sprout Group and a Senior Vice President of DLJ Capital Corporation. The Sprout Group is a division of DLJ Capital Corporation, which is a wholly-owned subsidiary of Donaldson, Lufkin & Jenrette, Inc. Prior to joining the Sprout Group in 1985, Ms. Hickey was with the General Electric Company for fifteen years in a variety of positions, most recently as Senior Vice President-Venture Investments of the General Electric Investment Corporation and as a Trustee of the General Electric Pension Trust. Ms. Hickey also serves as a director of Loehmann's Holdings, Inc., as well as several private companies, and is a Trustee of Mt. Holyoke College.

  Mr. King joined the Company in August 1993 as President, Chief Operating Officer and a director. During the previous ten years, Mr. King held various executive positions with Foxmeyer Corporation, a distributor of pharmaceuticals and healthcare products, serving as its President and Chief Executive Officer from 1989 to 1993. Prior to 1983, Mr. King served as Executive Vice President of Narco Drug Co. and Vice President of computer services for Fox-Vliet Drug Co. Mr. King serves as a director of Investment Technology Group, Inc.

  Mr. Siegel has been a director of the Company since June 1996. Mr. Siegel founded Celestial Seasonings, Inc., the largest manufacturer and marketer of herb teas in the United States, in 1970, and was President and Chairman of the board of directors until 1986. From 1986 until 1991, Mr. Siegel was involved in private investments and not-for-profit activities. He served as Chief Executive Officer of Celestial Seasonings from 1991 to 1997, and has served as a director since 1988 and as Chairman of the Board since 1991.

  Mr. Argyropoulos has been a director of the Company since June 1997. Mr. Argyropoulos was previously a director of the Company until October 1993. A private investor, Mr. Argyropoulos is the founder, Chairman and

Chief Executive Officer of The Walking Company, a lifestyle specialty retailer, and serves on the board of directors of Earthshell, a concrete technology business specializing in fast food packaging. Mr. Argyropoulos previously served as Chairman of the Board and Chief Executive Officer of The Cherokee Group Inc. between 1972 and 1989, a shoe manufacturing and apparel business he founded in 1972.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  During fiscal 1997, the Board held ten meetings and acted by consent two times. Each director attended over 75% of the aggregate number of meetings of the Board and of the committees of the Board on which the directors served during fiscal 1997.

  The Board has three standing committees which have responsibility for particular corporate matters. The Board does not have a nominating committee.

  Audit Committee. The Audit Committee consisted of Ms. Hickey, Mr. Argyropoulos and Mr. Siegel during fiscal 1997. Mr. Siegel serves as chairperson of the Audit Committee. The Audit Committee has the authority to recommend the appointment of the Company's independent auditors and review the results and scope of audits, internal accounting controls, tax and other accounting-related matters. The Audit Committee held two meetings during fiscal 1997.

  Compensation Committee. The Compensation Committee consisted of Ms. Hickey, Mr. Argyropoulos and Mr. Siegel during fiscal 1997. Ms. Hickey serves as chairperson of the Compensation Committee. The Compensation Committee sets compensation policies applicable to executive officers and approves salaries, bonuses and other compensation matters for executive officers of the Company and administers the Company's stock option plans and employee stock purchase plan. The Compensation Committee held four meetings during fiscal 1997 and acted by consent one time.

  Administrative Committee. The Administrative Committee consisted of Messrs. Rysavy and King during fiscal 1997. The Administrative Committee administers the Company's employee benefit plans (excluding the stock option plans and the stock purchase plan), reviews and approves certain acquisitions and performs other administrative functions as requested by the Board. The Administrative Committee held three meetings during fiscal 1997.

DIRECTOR COMPENSATION

  Pursuant to the Company's 1996 Stock Option Plan for Outside Directors, each director who is not an employee of the Company or any of its subsidiaries receives an initial grant of options to purchase 37,500 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of becoming a director. Each outside director is also automatically granted stock options to purchase 15,000 shares of Common Stock on each anniversary of the date of such initial grant (beginning on the second such anniversary). The directors may from time to time receive other non-qualified stock options and in fiscal 1997, Ms. Hickey and Mr. Siegel each received options to purchase 25,000 shares of Common Stock at the grant date fair market value exercise price of $8.94 per share, which options vest in three equal annual installments beginning with the first installment vesting on April 17, 1998. The Board approved annual fees and attendance fees for non-employee directors in the 1997 fiscal year. Beginning in April 1997, directors who were not employees of the Company or its affiliates are to be paid an annual fee of $15,000, a fee of $4,000 for each meeting of the Board of Directors attended, and a fee of $1,000 for each telephonic meeting attended. In addition, non-employee directors are to be paid a fee of $500 for attendance at each committee meeting and non-employee chairpersons of each standing committee are to receive an annual fee of $1,000. A portion of these fees for the 1997 fiscal year were deferred and will be paid in fiscal 1998.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth, as of the Record Date (unless otherwise noted), certain information with respect to the beneficial ownership of Common Stock, for (i) each person (or group of affiliated persons) who, insofar as the Company has been able to ascertain, beneficially owned more than 5% of the outstanding shares of Common Stock of the Company, (ii) each director and named executive officer, and (iii) all current directors and executive officers as a group. The Company has relied on information received from each of the shareholders as to beneficial ownership, including information contained on Schedules 13G and Forms 3, 4 and 5.

NAME AND ADDRESS OF HOLDER(1)                                NUMBER(2)  PERCENT
-----------------------------                                ---------  -------
T. Rowe Price Associates, Inc.(3)
 100 E. Pratt Street
 Baltimore, MD 21202........................................ 10,970,317   7.6%
Massachusetts Financial Services Co.(4)
 500 Boylston Street
 Boston, MA 02116...........................................  5,787,200   5.4
DLJ Affiliates(5)
 277 Park Avenue, 21st Floor
 New York, NY 10172.........................................  1,273,036   1.2
Jirka Rysavy(6).............................................  4,074,264   3.7
Robert L. King(7)...........................................  1,770,501   1.6
Gary M. Jacobs(8)...........................................  1,136,478   1.0
Sam R. Leno(9)..............................................    384,442    *
Janet A. Hickey (10)........................................  1,327,403   1.2
Mo Siegel(11)...............................................     23,333    *
James P. Argyropoulos (12)..................................  1,206,017   1.1
Mark S. Hoffman(13).........................................    122,925    *
All directors and executive officers as a group (10 per-
 sons)...................................................... 10,822,750   9.5

--------
 *  Less than 1.0%
(1) Except as otherwise noted, the address of the holder is in care of the Company.
(2) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days of the Record Date upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by that person (but not those held by any other person) that are exercisable within 60 days of the Record Date have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.
(3) Represents ownership as of December 31, 1997. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(4)  Represents ownership as of March 31, 1998.
(5) Includes: (a) 720,393 shares of Common Stock owned by Sprout Capital VI, L.P. ("Sprout VI"); (b) 375,927 shares of Common Stock owned by Sprout Growth II, L.P. ("Sprout Growth"); (c) 23,229 shares of Common Stock owned by DLJ Venture Capital Fund II, L.P. ("DLJ Venture"); (d) 59,260 shares of Common Stock owned by DLJ Capital Corporation; (e) 60,000 shares of Common Stock owned by ML Venture Partners II, LP; (f) 22,727 shares of Common Stock owned by DLJ First ESC; and (g) 11,500 shares of Common Stock owned by Donaldson, Lufkin & Jenrette, Inc. (collectively, the "DLJ Affiliates") Does not include shares of Common Stock held by employees of Donaldson, Lufkin & Jenrette Securities Corporation and its affiliates. Donaldson, Lufkin & Jenrette Securities Corporation and its affiliates disclaim beneficial ownership of all shares held directly or indirectly by its employees.

(6) Includes: (a) 1,048,014 shares of Common Stock owned by Synergom, Inc., a Colorado corporation, of which Mr. Rysavy is the sole shareholder; (b) 375,000 shares of Common Stock owned by Transecon, Inc., a Colorado corporation, of which Mr. Rysavy is the majority shareholder; (c) 112,500 shares of Common Stock owned by Polly Source, Inc., a Colorado corporation, of which Mr. Rysavy is the sole shareholder; (d) warrants to purchase 562,500 shares of Common Stock for $4.89 per share which expire on January 31, 1999; (e) options to purchase 1,125,000 shares of Common Stock for $5.33 per share which expire on June 13, 2006; (f) options to purchase 393,750 shares of Common Stock for $13.33 per share which expire on June 30, 2007; and (g) options to purchase 187,500 shares of Common Stock for $8.75 per share which expire on April 17, 2004.
(7) Includes: (a) options to purchase 547,500 shares of Common Stock for $3.55 per share which expire on September 1, 2000; (b) options to purchase 787,500 shares of Common Stock for $5.33 per share which expire June 13, 2006; (c) options to purchase 281,250 shares of Common Stock for $13.33 per share which expire on June 30, 2007; and (d) options to purchase 125,000 shares of Common Stock for $8.75 per share which expire on April 17, 2004.
(8) Includes: (a) options to purchase 72,070 shares of Common Stock for $4.89 per share which expire on February 1, 2001; (b) options to purchase 450,000 shares of Common Stock for $5.33 per share which expire on June 13, 2006; (c) options to purchase 168,750 shares of Common Stock for $13.33 per share which expire on June 30, 2007; and (d) options to purchase 62,500 shares of Common Stock for $8.75 per share which expire on April 17, 2004.
(9) Includes: (a) options to purchase 152,250 shares of Common Stock for $13.33 per share which expire on August 29, 2002; (b) options to purchase 168,750 shares of Common Stock for $13.33 per share which expire on June 30, 2007; and (c) options to purchase 62,500 shares of Common Stock for $8.75 per share which expire on April 17, 2004.
(10)  Includes (a) 26,315 shares of Common Stock owned by Ms. Hickey; (b)
      4,719 shares of Common Stock owned by the JHT 1994 Limited Partnership which are deposited in a voting trust; (c) options to purchase 15,000 shares of Common Stock for $26.42 per share which expire on August 8, 2006; and (d) options to purchase 8,333 shares of Common Stock for $8.94 per share which expire on April 17, 2004. Ms. Hickey is a General
      Partner of the JHT 1994 Limited Partnership. Also includes shares of Common Stock owned by DLJ Affiliates (see note 5). Ms. Hickey is a director of the Company and a general partner of several limited partnerships comprising certain of the DLJ Affiliates. Ms. Hickey shares voting and investment power with respect to the shares owned by the DLJ Affiliates and may be deemed to be the beneficial owner of such shares. Ms. Hickey disclaims beneficial ownership as to the shares owned by the DLJ Affiliates. Does not include shares of Common Stock held by employees of Donaldson, Lufkin & Jenrette Securities Corporation and its affiliates. Donaldson, Lufkin & Jenrette Securities Corporation and its affiliates disclaim beneficial ownership of all shares held directly or indirectly by its employees.
(11) Includes (a) options to purchase 15,000 shares of Common Stock for $26.42 per share which expire on August 8, 2006 and (b) options to purchase 8,333 shares of Common Stock for $8.94 per share which expire on April 17, 2004.
(12) Includes: (a) 1,073,817 shares of Common Stock owned by the James P. Argyropoulos Trust dated August 8, 1991; (b) 70,000 shares of Common
      Stock owned by The James P. Argyropoulos IRA Account; (c) 20,200 shares of Common Stock owned by Argyropoulos Investors, G.P.; (d) 9,000 shares of Common Stock each owned by The Peter J. Argyropoulos Trust, The Nicholas J. Argyropoulos Trust and The Alexander J. Argyropoulos Trust; and (e) options to purchase 15,000 shares of Common Stock for $15.00 per share which expire on June 5, 2007.
(13) Includes options to purchase 112,500 shares of Common Stock for $10.13 per share which expire on April 1, 2004.

                              EXECUTIVE OFFICERS

  The executive officers of the Company are:

NAME                   AGE                       POSITION
----                   ---                       --------
Jirka Rysavy..........  44 Chairman of the Board and Chief Executive Officer
Robert L. King........  47 President and Chief Operating Officer
Gary M. Jacobs........  51 Executive Vice President and Secretary
Sam R. Leno...........  52 Executive Vice President and Chief Financial Officer
Joanne C. Farver......  43 Vice President-Controller
Mark S. Hoffman.......  45 President of North American Operations
Thomas E. Frank.......  59 President of International Operations

  The business backgrounds of Messrs. Rysavy and King are included under "Election of Directors."

  Mr. Jacobs joined the Company in November 1992 as Executive Vice President and Chief Financial Officer, currently serves as Executive Vice President and Secretary of the Company and previously served as a director of the Company from August 1988 through September 1990. From 1978 through mid-1990, he served as Executive Vice President of Capital Associates, Inc., a publicly traded equipment leasing company where he also served as a director from 1978 to 1991 and from 1994 to present. Mr. Jacobs previously served as a director of finance for Storage Technology Corporation.

  Mr. Leno joined the Company as Executive Vice President and Chief Financial Officer in July 1995. From July 1994 until July 1995, Mr. Leno was the Chief Financial Officer of Coram Healthcare, Inc. Prior thereto, for 23 years, Mr. Leno served in various management positions with Baxter International, Inc., a manufacturing and multinational distribution company, including Vice President of Finance and Information Technology.

  Ms. Farver joined the Company in August 1988 and has served as Vice President-Controller of the Company since November 1991. Ms. Farver also served as a director of the Company from July 1991 to February 1992 and as Secretary of the Company from June 1990 to November 1991. Ms. Farver joined Commercial Office Products as Controller in August 1985. From 1982 to 1985, Ms. Farver held various financial management positions with NBI, Inc., a computer company and the parent company of Commercial Office Products. Prior to 1982, Ms. Farver spent three years as a Certified Public Accountant with Touche Ross & Company.

  Mr. Hoffman joined the Company as President of North American Operations during April 1997. Mr. Hoffman previously served as President, Chief Executive Officer and a director of APS Holdings, Inc. from August 1992 to March 1997. Mr. Hoffman was Vice President, Planning and Development at W.W. Grainger, Inc., from April 1991 to July 1992 and previously was with TRW, Inc. in various executive capacities.

  Mr. Frank joined the Company as President of International Operations during May 1997. Mr. Frank previously served as President and Chief Executive Officer of Hickory Farms Incorporated from 1988 to 1996. From 1972 to 1986, he served in various management positions with Kentucky Fried Chicken, including Senior Vice President and Managing Director of KFC International leading the operations in Great Britain, Continental Europe, South Africa and the Middle East. From 1996 to 1997, Mr. Frank was a marketing professor at the University of Michigan Graduate School of Business.

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  Summary Compensation Table. The following table sets forth individual compensation (cash and non-cash, plan and non-plan) paid to the Chief Executive Officer and to certain other executive officers of the Company (the "named executive officers") for all services rendered in all capacities to the Company and its subsidiaries for fiscal 1995, fiscal 1996 and fiscal 1997:

                                                             LONG-TERM
                           ANNUAL COMPENSATION(1)          COMPENSATION
                         ----------------------------- ---------------------
NAME AND                                               NUMBER OF SECURITIES      ALL OTHER
PRINCIPAL POSITION       YEAR SALARY($)    BONUS($)(2) UNDERLYING OPTIONS(#) COMPENSATION($)(3)
------------------       ---- ---------    ----------- --------------------- ------------------
Jirka Rysavy............ 1997 $337,885           --           900,000                 --
 Chairman of the Board   1996  275,000           --               --                  --
 and Chief Executive     1995  256,732      $137,500          787,500                 --
 Officer
Robert L. King.......... 1997 $322,115           --           600,000             $18,807
 President and Chief     1996  250,000           --               --                  --
 Operating Officer       1995  235,775      $125,000          562,500             $37,448
Gary M. Jacobs.......... 1997 $262,999           --           300,000                 --
 Executive Vice
  President              1996  225,000           --               --                  --
 and Secretary           1995  217,452      $112,500          337,500                 --
Sam R. Leno............. 1997 $262,499           --           300,000                 --
 Executive Vice
  President              1996  225,000           --               --                  --
 and Chief Financial
  Officer                1995  129,807      $112,500          675,000                 --
Mark S. Hoffman ........ 1997 $219,000(4)   $100,000          750,000             $92,445
 President of North
  American
 Operations

--------
(1) With respect to the Chief Executive Officer and each of the other named executive officers, the aggregate amount of perquisites and other personal benefits, securities or property received was less than either $50,000 or 10% of the total annual salary and bonus reported. The salaries for the 1997 fiscal year reflect the eleven (11) month fiscal period from March 3, 1997 to January 31, 1998.
(2) No bonuses were paid for fiscal 1997 to the Chief Executive Officer and the other named executive officers with the exception of Mr. Hoffman, who received a $100,000 signing bonus in connection with his initial hiring.
(3) All other compensation represents taxable relocation and temporary housing for Messrs. King and Hoffman.
(4) This amount represents Mr. Hoffman's salary from April 1997, when he joined the Company, through the end of fiscal 1997.

  Stock Options Granted. The following table sets forth information concerning individual grants of stock options made by the Company during fiscal 1997 to each of the named executive officers:

                                                                               POTENTIAL REALIZABLE
                                                                                 VALUE AT ASSUMED
                                                                               ANNUAL RATES OF STOCK
                                    PERCENT OF TOTAL                            PRICE APPRECIATION
                           NUMBER   OPTIONS GRANTED                             FOR OPTION TERMS(1)
                         OF OPTIONS TO EMPLOYEES IN  EXERCISE PRICE EXPIRATION ---------------------
NAME                      GRANTED     FISCAL 1997      (PER SHARE)     DATE        5%        10%
----                     ---------- ---------------- -------------- ---------- ---------- ----------
Jirka Rysavy............  750,000         6.0            $ 8.75      4/17/04   $2,869,470 $6,499,994
                          150,000         1.2            $ 8.75      4/17/07   $  871,236 $2,164,735
Robert L. King..........  500,000         4.0            $ 8.75      4/17/04   $1,912,980 $4,333,329
                          100,000         0.8            $ 8.75      4/17/07   $  580,824 $1,443,157
Gary M. Jacobs..........  250,000         2.0            $ 8.75      4/17/04   $  956,490 $2,166,664
                           50,000         0.4            $ 8.75      4/17/07   $  290,412 $  721,578
Sam R. Leno.............  250,000         2.0            $ 8.75      4/17/04   $  956,490 $2,166,664
                           50,000         0.4            $ 8.75      4/17/07   $  290,412 $  721,578
Mark S. Hoffman.........  450,000         3.6            $10.13       4/1/04   $1,852,601 $4,320,342
                          300,000         2.4            $10.13       4/1/07   $1,908,767 $4,839,492

--------
(1) The 5% and 10% assumed annual rates of compound stock price appreciation over the term of the options are computed in accordance with rules and regulations of the Securities and Exchange Commission and do not represent the Company's estimate of stock price appreciation or a projection by the Company of future stock prices.

  Option Exercises and Option Values. The following table sets forth information concerning stock options and warrants exercised by the Chief Executive Officer and each of the named executive officers during fiscal 1997 and the number of unexercised options and warrants at the end of fiscal 1997 and the value of these options and warrants:

                                                       NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED    "IN-THE-MONEY" OPTIONS
                                                      OPTIONS AND WARRANTS AT       AND WARRANTS AT
                            NUMBER OF                     FISCAL YEAR END         FISCAL YEAR END(2)
                         SHARES ACQUIRED    VALUE    ------------------------- -------------------------
NAME                     ON EXERCISE(#)  REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     --------------- ----------- ----------- ------------- ----------- -------------
Jirka Rysavy............           0     $        0   2,081,250    1,293,750   $6,170,625    $ 81,000
Robert L. King..........           0     $        0   1,616,250      881,250   $5,660,400    $ 54,000
Gary M. Jacobs..........     116,250(3)  $1,766,672     697,149      491,601   $1,964,101    $117,261
Sam R. Leno.............           0     $        0     321,000      637,500   $        0    $ 27,000
Mark S. Hoffman.........           0     $        0           0      750,000   $        0    $      0

--------
(1) The value realized represents the difference between the fair market value on the date of exercise and the exercise price, multiplied by the applicable number of options or warrants.
(2) Options or warrants are "in-the-money" if the fair market value of the underlying securities exceeds the exercise price of the option or warrant. The amounts set forth represent the difference between $8.84 per share, the fair market value of the Company's Common Stock issuable upon exercise of options or warrants at January 31, 1998, and the exercise price of the option or warrant, multiplied by the applicable number of options or warrants.
(3) Represents 3,750 shares acquired as a result of an option exercise and 112,500 shares acquired as a result of the exercise of a warrant which Mr. Jacobs purchased at the time of his initial employment.

EMPLOYMENT CONTRACTS

  Mr. Leno has an employment agreement with the Company, pursuant to which he serves as Executive Vice President and Chief Financial Officer, which expires on July 31, 1999. In addition to his base salary, Mr. Leno is entitled to participate in all benefit and incentive plans available to executive officers and to receive a bonus of up to 100% of his base salary if the Company achieves certain financial performance targets. Mr. Leno also received options to purchase 337,500 shares of Common Stock at an exercise price of $13.33 per share, which options vest in four equal annual installments beginning on August 1, 1996. Mr. Leno was granted options to purchase an additional 337,500 shares of Common Stock under the Company's 1994 Executive Stock Option Plan (the "Executive Plan") on the same terms as are granted to other executive officers. If the employment agreement is terminated other than for cause by the Company, upon the death or disability of Mr. Leno or voluntarily by Mr. Leno following a breach of the agreement by the Company, Mr. Leno will be entitled to receive salary, bonus and benefits for twelve months following termination.

  Mr. Hoffman has an employment agreement with the Company pursuant to which he serves as President of North American Operations, which expires on April 28, 2001. In addition to his base salary, Mr. Hoffman is entitled to participate in all benefit and incentive plans available to executive officers and to receive a bonus of up to 100% of his base salary if the Company achieves certain financial performance targets. Mr. Hoffman also received options to purchase 450,000 shares of Common Stock at an exercise price of $10.13, which options vest in four equal annual installments beginning on April 28, 1998. Mr. Hoffman was granted options to purchase an additional 300,000 shares of Common Stock under the Executive Plan on the same terms as are granted to other executive officers. If the employment agreement is terminated other than for cause by the Company, upon the death or disability of Mr. Hoffman or voluntarily by Mr. Hoffman following a breach of the agreement by the Company, Mr. Hoffman will be entitled to receive salary, bonus and benefits for twelve months following termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Board established a Compensation Committee on August 24, 1993. During fiscal 1997, the Compensation Committee was comprised of Ms. Hickey, Mr. Siegel and Mr. Argyropoulos. Ms. Hickey serves as chairperson of the Committee. None of the executive officers of the Company currently serves on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions. Members of the Compensation Committee, or their affiliates, have entered into the following transactions with the Company.

  In connection with the several rounds of private equity financing of the Company, certain entities comprising the Sprout Group purchased an aggregate of 5,697,197 shares of Common Stock (some of which were originally issued as preferred stock) for an aggregate purchase price of $16,397,293. Some of these shares have subsequently been transferred to other entities within the Sprout Group or sold to unaffiliated third parties. Ms. Hickey is a general partner of several limited partnerships comprising, in part, the Sprout Group, and is a divisional Senior Vice President of DLJ Capital Corporation. The Sprout Group is a division of DLJ Capital Corporation. DLJ Capital Corporation and Donaldson, Lufkin & Jenrette Securities Corporation are each wholly-owned subsidiaries of Donaldson, Lufkin & Jenrette, Inc. Sprout VI, Sprout Growth and DLJ Venture are each limited partnerships associated with the Sprout Group and DLJ Capital Management, a wholly-owned subsidiary of DLJ Capital Corporation, which submanages ML Venture's and Merrill Lynch Venture Capital Inc.'s investments in the Company. At fiscal year-end, the DLJ Affiliates collectively owned approximately 1.2% of the issued and outstanding Common Stock of the Company. Donaldson, Lufkin & Jenrette Securities Corporation performed investment banking and financial advisory services on behalf of the Company in connection with the offering of the Company's 9 1/8% Senior Subordinated Notes due 2004, the Company's issuer tender offer in April 1998, the private equity financing in January 1994, the Hanson Acquisition, the Company's initial public offering, and the Company's subsequent public offerings of debt and equity securities for which it received customary fees. In fiscal 1997, Donaldson, Lufkin & Jenrette Securities Corporation received no fees but may in the future provide investment banking and financial advisory services on behalf of the Company, including services in connection with acquisitions and debt and equity offerings by the Company, for which it would receive the usual and customary fees.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Committee") consisted of Ms. Hickey, Mr. Siegel and Mr. Argyropoulos during fiscal 1997, each of whom is a disinterested person under Rule 16b-3 under the Exchange Act. The Committee sets compensation policies applicable to executive officers, has the authority to approve salaries and bonuses and other compensation matters for these executive officers and administers the Company's various stock option and stock purchase plans.

EXECUTIVE COMPENSATION PHILOSOPHY

  The Company's executive compensation policy is designed with the goals of ensuring that an appropriate relationship exists between executive pay and corporate performance, while at the same time motivating and retaining highly qualified executive officers, and providing total compensation that is competitive with companies in comparable industries or other companies of comparable size, growth and performance. The Company's policies emphasize compensation through long-term equity participation.

EXECUTIVE COMPENSATION

  The Company has rapidly grown in revenue and scope and as a result, the Compensation Committee has reviewed, and expects to continue to review, the Company's executive compensation to ensure that it remains competitive with companies of similar size, scope and growth and is sufficient to attract and retain key management personnel. The key components of the Company's compensation program are base salary, eligibility for annual incentive bonus awards and equity participation in the form of stock options and warrants. Executive officers are also entitled to customary benefits generally available to all employees of the Company, including group medical, dental and life and disability insurance and 401(k) and employee stock purchase plans.

  Chief Executive Officer Compensation

    Mr. Rysavy received an increase in his base salary to $390,000 in fiscal 1997. In deciding upon an increase in Mr. Rysavy's salary and the grant of options, the Committee focused on the importance of Mr. Rysavy's contributions to the Company's emergence as a Fortune 500 company, growth of its international presence, his expertise in the industry, his demonstrated management skills, and the Company's achievement of other milestones. The Committee also considered the salary of the Company's other named executive officers. Mr. Rysavy received a grant of a total of 900,000 stock options on April 17, 1997 at the fair market value exercise price of $8.75 per share. The 750,000 options granted under the Company's 1996 Supplemental Stock Option Plan (the "Supplemental Plan") fully vest in 2001, while the 150,000 options granted under the Executive Plan fully vest in 2006 with accelerated vesting in the event of a change of control or achievement of certain performance objectives.

  Executive Officer Compensation

    Annual Cash Compensation. In April 1997, the Compensation Committee also approved increases in the base compensation for fiscal 1997 for all of the other named executive officers (excluding Mr. Hoffman who started in April
  1997), with Mr. King receiving an increase to $375,000 per annum, and Mr. Leno and Mr. Jacobs each receiving an increase to $300,000 annually. In making the decision with respect to these increases, the Committee took into consideration the officers' expanding responsibilities in a rapidly growing company that increased revenue to over $3 billion in 1997 and that the executive officers had received no increases for approximately two years. In order to remain competitive and facilitate executive retention, the increases were determined to be appropriate and necessary. The Committee believes that salaries and total annual cash compensation for fiscal 1997 for the named executive officers was reasonable and on an aggregate basis for such officers is below cash compensation paid by many companies of comparable size and scope.

    Stock Options. Equity participation is a key component of the Company's executive compensation program. Option grants are designed to retain executive officers and motivate them to enhance stockholder value by aligning the financial interests of the named executive officers with those of the Company's stockholders. Stock options provide an effective incentive for management to create stockholder value over the long term since the option value depends on appreciation in the price of the Common Stock over a number of years. During fiscal 1997, the Committee granted stock options to purchase an aggregate of 1,950,000 shares to the named executive officers (excluding the CEO who received the stock options described above) at prices ranging from $8.75 to $10.13 per share; Mr. King -- 600,000 shares exercisable at $8.75 per share; Mr. Jacobs -- 300,000 shares exercisable at $8.75 per share; Mr. Leno -- 300,000 shares exercisable at $8.75 per share; and Mr. Hoffman-- 750,000 shares exercisable at $10.13 per share. Mr. Hoffman received his grant on April 1, 1997, in connection with his initial employment by the Company. Messrs. King, Jacobs and Leno received their grants on April 17, 1997 in connection with their annual reviews. The options granted under the Supplemental Plan fully vest in 2001, while the options granted under the Executive Plan fully vest in 2006 with accelerated vesting in the event of a change of control or achievement of certain performance objectives.

    Bonuses. The named executive officers did not receive bonuses for fiscal 1997, with the exception of Mr. Hoffman who received a $100,000 bonus in connection with his initial hiring.

  Future Executive Officer Compensation

    During fiscal 1997, Hewitt Associates and William M. Mercer, Incorporated, national compensation consulting firms, prepared analyses of the cash compensation practices of a group of comparable companies extracted from compensation data banks, surveys and recent proxy statements. The companies surveyed included companies with market capitalization or sales comparable to the Company. After examination of the survey data, the Committee determined that the cash compensation portion of the Company's executive compensation program for the named executive officers is generally somewhat less than the amounts paid by comparable companies, but that the Company's total compensation arrangements are generally satisfactory compared to such companies. The Committee intends to continue to emphasize stock options and other forms of long-term compensation, and to periodically review all forms of executive compensation to ensure that the Company can attract and retain key executives. Management has advised the Committee of its desire to continue to have a significant portion of executive compensation directly tied to company performance.

    The Company has adopted an incentive plan for its executive officers and other management employees. The incentive plan provides for annual cash bonuses based upon the performance by the Company of specified financial objectives. Financial objectives and target awards for the named executive officers are determined by the Committee. For the Company's named executive officers, the objectives for fiscal 1998 are based on the Company's earnings per share and individual performance. Target awards for these executives are not firmly established for fiscal 1998.

    In addition, the Company anticipates that it will continue to hire, appoint or otherwise change senior managers and other key executives as it continues to grow. Executive compensation and compensation policies may change as the Company continues to grow and as management changes are implemented.

TAX CONSIDERATIONS

  Amendments to the Internal Revenue Code of 1986, as amended, enacted in 1993 generally limit the tax deductibility of compensation paid by a public company to its chief executive officer and four other most highly compensated executive officers to $1 million unless the executive compensation is awarded under a performance-based plan approved by the shareholders of such company. Although the Committee believes that tax deductibility is of value to the Company, it has decided not to submit its incentive plan for shareholder approval at this time because annual cash incentive compensation for any executive officer is unlikely to exceed $1 million in the near future. The Committee may decide to submit the incentive plan for shareholder approval if cash incentive compensation is likely to exceed $1 million. The Executive Stock Option Plan was submitted to and approved by the shareholders in August 1994, and complies with the performance-based requirements of the new tax laws.

                                          Compensation Committee

                                          Janet A. Hickey
                                          Mo Siegel
                                          James P. Argyropoulos

  This report of the Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed to be soliciting material.

                            STOCK PERFORMANCE GRAPH

  The following graph compares the percentage change in cumulative total shareholder return on the Common Stock since September 23, 1994, the date the Company's shares began trading on the Nasdaq National Market, with the cumulative total return on the S & P 500 Index and the S & P Retail Stores Common Stock Composite Index over the same period. The comparison assumes $100 was invested on September 23, 1994 in the Common Stock and in each of the indices and assumes reinvestment of dividends, if any, since that date. The Company has not paid cash dividends on the Common Stock. Historic stock price is not indicative of future stock price performance.

                       [PERFORMANCE GRAPH APPEARS HERE]

                                                           S&P Retail
Measurement period              Corporate       S&P 500    Composite
(Fiscal Year Covered)         Express, Inc.      Index       Index
---------------------         -------------     -------    ----------
Measurement PT -
09/23/94                        $ 100            $ 100       $ 100

FYE 02/24/95                    $ 158            $ 104       $  95
FYE 03/02/96                    $ 296            $ 140       $ 104
FYE 03/01/97                    $ 264            $ 177       $ 129
FYE 01/31/98                    $ 124            $ 223       $ 177


(1) Assumes $100 investment on September 23, 1994.

  This Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act and are not to be deemed to be soliciting material.

                                   AUDITORS

  A representative of Coopers & Lybrand L.L.P., the Company's auditors for the 1997 fiscal year, is expected to be present at the Annual Meeting, will have an opportunity to make a statement if desired and will be available to respond to appropriate questions.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors, officers (including a person performing a principal policy-making function) and persons who own more than 10% of a registered class of the Company's equity securities ("10% Holders") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and 10% Holders are required by SEC regulations to furnish the Company with copies of all of the
Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to the Company and the representations made by the reporting persons to the Company, the Company believes that during fiscal 1997 its directors, officers and 10% Holders complied with all filing requirements under Section 16(a) of the Exchange Act, with the exception of Mr. Argyropoulos who reported certain holdings on an Amended Form 3 after his election as director, and Mr. Jacobs who reported a warrant exercise on a Form 5.

                             SHAREHOLDER PROPOSALS

  Shareholders may submit proposals on matters appropriate for shareholder action at the Company's annual meetings consistent with regulations adopted by the SEC. For shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 1999 Annual Meeting of Shareholders, they must be received by the Company not later than January 29, 1999. Such proposals should be addressed to the Company at 1 Environmental Way, Broomfield, Colorado 80021, Attention: General Counsel.

                                 OTHER MATTERS

  Management does not intend to present, and has no information as of the date of preparation of this Proxy Statement that others will present, any business at the Annual Meeting, other than business pertaining to matters required to be set forth in the Notice of Annual Meeting and Proxy Statement. However, if other matters requiring the vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxies held by them in accordance with their best judgment on such matters.

                             YOUR VOTE IS IMPORTANT

  YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE COMPANY IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                          [LOGO OF RECYCLING SYMBOL]

                            CORPORATE EXPRESS, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                        ANNUAL MEETING OF SHAREHOLDERS
                                 JULY 14, 1998

  The undersigned shareholder(s) of Corporate Express, Inc., a Colorado corporation (the "Company"), revoking all previous proxies, hereby appoints Gary M. Jacobs and Robert L. King, and each of them acting individually, as the attorneys and proxies of the undersigned, with full power of substitution, to cast all votes for all shares of Common Stock of the Company which the undersigned would be entitled to cast if personally present at the Annual Meeting of Shareholders of the Company, to be held at the Courtyard Marriott, 948 West Dillon Road, Louisville, Colorado, on Tuesday, July 14, 1998 at 9:00 a.m. (local time), and any and all adjournments or postponements thereof. Said proxies are authorized and directed to vote as indicated with respect to the following matters:

                         (CONTINUED ON THE OTHER SIDE)

                                                                   Please mark
                                                             [X]   your votes
                                                                   as this


                                 FOR all                         WITHHOLD
                                 nominees                       AUTHORITY
1. ELECTION OF DIRECTORS:     listed (except                 to vote for all
Jirka Rysavy                   as marked to                  nominees listed
Janet A. Hickey                the contrary)
Robert L. King
Mo Siegel                          [_]                             [_]
James P. Argyropoulos

Shareholders may withhold authority to vote for any individual nominee by striking a line through the above nominee's name.

2. To transact such other business which may properly come before the 1998 Annual Meeting of Shareholders and any and all adjournments or postponements thereof.

                                        THIS PROXY IS SOLICITED ON BEHALF OF THE
                                        BOARD OF DIRECTORS. UNLESS OTHERWISE
                                        SPECIFIED, THE SHARES WILL BE VOTED
                                        "FOR" THE ELECTION OF THE NOMINEES FOR
                                        DIRECTORS. THIS PROXY ALSO DELEGATES
                                        DISCRETIONARY AUTHORITY TO VOTE WITH RE-
                                        SPECT TO ANY OTHER BUSINESS WHICH MAY
                                        PROPERLY COME BEFORE THE 1998 ANNUAL
                                        MEETING OF SHAREHOLDERS AND ANY AND ALL
                                        ADJOURNMENTS OR POSTPONEMENTS THEREOF.

                                        THE UNDERSIGNED HEREBY ACKNOWLEDGES
                                        RECEIPT OF THE NOTICE OF ANNUAL MEETING
                                        OF SHAREHOLDERS, PROXY STATEMENT AND
                                        ANNUAL REPORT OF CORPORATE EXPRESS, INC.


Signature(s) ___________________________ Dated: ________________________ , 1998

NOTE: Please sign this Proxy exactly as the name(s) appear hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such. Proxies executed in the name of a corporation should be signed on behalf of the corporation by a duly authorized officer. When shares are owned in the name of two or more persons, all persons should sign.

      PLEASE SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE PAID ENVELOPE.